UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 16, 2010
Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events.
     Today, Apollo Group, Inc. announced that its subsidiary, University of Phoenix, Inc., has received a letter from the Higher Learning Commission (“HLC”) requiring the University to provide certain information and evidence of compliance with HLC accreditation standards. HLC is a regional accrediting body recognized by the U.S. Department of Education and is the principal accreditor of University of Phoenix and its programs. The HLC letter relates to the recent report published by the U.S. Government Accountability Office (“GAO”) of its undercover investigation into the enrollment and recruiting practices of a number of for-profit institutions of higher education, including University of Phoenix.
     The letter requires that University of Phoenix submit a report to HLC by September 1, 2010 that addresses the specific GAO allegations regarding University of Phoenix and any remedial measures being undertaken in response to the GAO report. In addition, the report must include (i) evidence demonstrating that University of Phoenix, on a university-wide basis, currently is meeting and in the future will meet the HLC Criteria for Accreditation relating to operating with integrity and compliance with all state and federal laws, (ii) evidence that University of Phoenix has adequate systems in place which currently and in the future will assure appropriate control of all employees engaged in the recruiting, marketing or admissions process, (iii) evidence demonstrating that Apollo Group is not encouraging inappropriate behavior on the part of recruiters and is taking steps to encourage appropriate behavior, and (iv) detailed information about University of Phoenix policies, procedures and practices relating to marketing, recruiting, admissions and other related matters.
     The letter indicates that if the response by University of Phoenix is unsatisfactory, HLC may impose additional monitoring or sanctions at its meeting in November 2010.
     University of Phoenix believes it is in full compliance with the HLC accreditation criteria and Apollo Group and University of Phoenix intend to cooperate fully with HLC in this matter.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
August 16, 2010	By:	/s/ Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President and Chief Financial Officer